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                                 EXHIBIT 10.14
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                       [LETTERHEAD OF HOECHST CELANESE]


                                        December 7, 1994



Mr. Joseph H. Patterson
Vice Chairman
Hoechst Celanese Corporation
Route 202-206
P.O. Box 2500
Somerville, New Jersey 08876-1258

Dear Joe:

     This letter will summarize our mutual agreement concerning your employment with, and your eventual retirement from, Hoechst Celanese Corporation:

     1. You will remain in your present position as Deputy Chairman, at your current annual salary of $500,000 (subject to market based increase in April
1995), through June 30, 1995, after which you will no longer be required to provide any services to the Corporation.

     2. You will remain on the payroll with full salary and benefits from July 1, 1995 through February 28, 1996, at which time your employment will terminate.

     3. As soon as practicable after the termination of your employment on February 28, 1996, you will receive 29 weeks severance pay in accordance with the Hoechst Celanese Severance Pay Plan.

     4. As soon as practicable after the termination of your employment on February 28, 1996, you will be paid for your unused 1996 vacation, if any, and your accrued 1997 vacation.

     5. You have indicated your intention to retire on March 1, 1996 under the provisions of the Hoechst Celanese Retirement Plan and the
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Mr. Joseph H. Patterson
December 7, 1994
Page 2


Executive Pension Plan. Your total unreduced pension, from both these Plans, will be approximately $479,383 per year in the form of a 50% Joint Lifetime Annuity. You may elect to receive your pension in any other form permitted by the Plans, in which case the amount of your pension will be actuarially adjusted.

     6. You are fully vested in your account under the Hoechst Celanese Savings Plan and you will be eligible for a distribution from the Plan as of the last day of any month on or after February 28, 1996.

     7. You will be eligible for full 1994 and 1995 Management Incentive Plan payments and a pro rata 1996 Management Incentive Plan payment calculated pursuant to the provisions of that Plan. Such payments will be made early in 1995, 1996 and 1997, respectively. The amount of the payments will be based on Quality performance and the Corporation's (a) Target goal for the year or (b) actual results, whichever is greater.

     8. Under the Company's Long-Term Incentive Plan, you will be entitled to a full payment for the 1992-1994 Cycle (3,500 units, payable early in 1995), the 1993-1995 Cycle (3,500 units, payable early in 1996) and the 1994-1996 Cycle (4,000 units, payable early in 1997). You will not be entitled to any payment for the 1995-1997 Cycle.

     9. With reference to the Management Incentive Plan payments described in Paragraph 7 and the Long-Term Incentive Plan payments described in Paragraph 8, the Company will determine the amounts to be paid in a manner consistent with such determination for other senior executives of the Company. Such amounts will be certified as appropriate by the Vice President, Human Resources of the Company.
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Mr. Joseph H. Patterson
December 7, 1994
Page 3


     10. In early 1995 and early 1996, you will receive an Executive Perquisite Payment of $25,000.

     11. You will be eligible for the Corporation's Executive Retiree Medical Plan effective as of March 1, 1996.

     12. Your life insurance coverage can be continued by you after the termination of your employment. You should deal directly with CIGNA on this matter.

     13. In the event that you relocate prior to March 1, 1997, your relocation will be covered by the Company's Executive Committee Relocation Plan. This Plan includes home sale assistance, Guaranteed Price protection for the sale of your existing residence and shipment of household goods to a retirement location.

     On behalf of the Corporation, let me thank you for your valuable service to the Corporation in a variety of responsible positions. We wish you much success in the future.

                              Sincerely,

                              HOECHST CELANESE CORPORATION

                              By: /s/ Charles M. Langston
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Acknowledged:

/s/Joseph H. Patterson
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Joseph H. Patterson

Date:_____________________